Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-272298

PROSPECTUS

HCA Healthcare, Inc.

HCA Inc.

Offer to Exchange

$6,000,000,000 aggregate principal amount of Senior Notes Consisting of:		$6,000,000,000 aggregate principal amount of Senior Notes Consisting of:

$1,000,000,000 3 1/8% Senior Notes due 2027	for	$1,000,000,000 3 1/8% Senior Notes due 2027
$500,000,000 3 3/8% Senior Notes due 2029	for	$500,000,000 3 3/8% Senior Notes due 2029
$2,000,000,000 3 5/8% Senior Notes due 2032	for	$2,000,000,000 3 5/8% Senior Notes due 2032
$500,000,000 4 3/8% Senior Notes due 2042	for	$500,000,000 4 3/8% Senior Notes due 2042
$2,000,000,000 4 5/8% Senior Notes due 2052	for	$2,000,000,000 4 5/8% Senior Notes due 2052

that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)

The exchange offer will expire at 5:00 p.m.,

New York City time, on August 7, 2023, unless extended.

HCA Inc. is offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $1,000,000,000 aggregate principal amount of our outstanding 3 1/8% senior notes due 2027 (the “2027 original notes”), $500,000,000 aggregate principal amount of our outstanding 3 3/8% senior notes due 2029 (the “2029 original notes”), $2,000,000,000 aggregate principal amount of our outstanding 3 5/8% senior notes due 2032 (the “2032 original notes”), $500,000,000 aggregate principal amount of our outstanding 4 3/8% senior notes due 2042 (the “2042 original notes”) and $2,000,000,000 aggregate principal amount of our outstanding 4 5/8% senior notes due 2052 (the “2052 original notes,” and together with the 2027 original notes, 2029 original notes, 2032 original notes and the 2042 original notes, the “original notes”) for a like principal amount, respectively, of our 3 1/8% senior notes due 2027 (the “2027 exchange notes”), 3 3/8% senior notes due 2029 (the “2029 exchange notes”), 3 5/8% senior notes due 2032 (the “2032 exchange notes”), 4 3/8% senior notes due 2042 (the “2042 exchange notes”) and 4 5/8% senior notes due 2052 (the “2052 exchange notes,” and together with the 2027 exchange notes, 2029 exchange notes, 2032 exchange notes and the 2042 exchange notes, the “ exchange notes”) that, in each case, have been registered under the Securities Act. When we use the term “notes” in this prospectus, the term includes the original notes and the exchange notes unless otherwise indicated or the context otherwise requires. The terms of the exchange offer are summarized below and are more fully described in this prospectus.

The terms of each series of the exchange notes are identical to the terms of the corresponding series of original notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to each series of the original notes do not apply to the corresponding series of the exchange notes. In May 2022, the subsidiary guarantees and all collateral securing our senior secured notes, including the original notes, were permanently released as a result of an Investment Grade Rating Event or Ratings Event as set forth in the applicable indentures. All of the senior notes issued by HCA Inc. in 2014 or later, including the original notes, continue to be fully and unconditionally guaranteed on a senior unsecured basis by HCA Healthcare, Inc.

We will accept for exchange any and all original notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on August 7, 2023, unless extended (such date and time, as the same may be extended, the “expiration time”).

You may withdraw tenders of the original notes at any time prior to the expiration of the exchange offer.

We will not receive any proceeds from the exchange offer. The original notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness.

The exchange of original notes for the exchange notes should not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

No public market currently exists for the original notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.” We will, for a period not to exceed 90 days (or such longer period as may be required under certain circumstances by the registration rights agreement (as defined herein)), use our reasonable best efforts to amend and supplement this prospectus in order to permit it to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

See “Risk Factors” beginning on page 9 to read about important factors you should consider before tendering your original notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 13, 2023

Offer to exchange any and all outstanding original notes set forth below for the corresponding exchange notes that have been registered under the Securities Act

Original Notes		Exchange Notes
Title	CUSIP Nos.	Title
$1,000,000,000 3 1/8% Senior Notes due 2027	404119 CD9 and U24788 AH1	$1,000,000,000 3 1/8% Senior Notes due 2027

$500,000,000 3 3/8% Senior Notes due 2029	404119 CE7 and U24788 AJ7	$500,000,000 3 3/8% Senior Notes due 2029

$2,000,000,000 3 5/8% Senior Notes due 2032	404119 CF4 and U24788 AK4	$2,000,000,000 3 5/8% Senior Notes due 2032

$500,000,000 4 3/8% Senior Notes due 2042	404119 CM9 and U24788 AM0	$500,000,000 4 3/8% Senior Notes due 2042

$2,000,000,000 4 5/8% Senior Notes due 2052	404119 CG2 and U24788 AL2	$2,000,000,000 4 5/8% Senior Notes due 2052

We are responsible only for the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different or additional information. We take no responsibility for any other information or representations that others may give you. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference into or contained in this prospectus may only be accurate on the date of the relevant incorporated document or of this prospectus, as the case may be.

This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission (the “SEC”). This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

Corporate Secretary

HCA Healthcare, Inc.

One Park Plaza

Nashville, Tennessee 37203

(615) 344-9551

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.

No information in this prospectus constitutes legal, business or tax advice, and you should not consider it as such. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer.

i

FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference in this prospectus contain and incorporate by reference “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements regarding expected share-based compensation expense, expected capital expenditures, expected dividends, expected share repurchases, expected net claim payments, expected inflationary pressures and all other statements that do not relate solely to historical or current facts, and can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) changes in or related to general economic conditions nationally and regionally in our markets, including inflation and economic and business conditions (and the impact thereof on the economy, financial markets and banking industry); changes in revenues due to declining patient volumes; changes in payer mix (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures; workforce disruptions; and supply shortages and disruptions, (2) developments related to COVID-19, including, without limitation, the length and severity of COVID-19-related impacts and the spread of virus strains with new epidemiological characteristics; the volume of canceled or rescheduled procedures and the volume and acuity of COVID-19 patients cared for across our health systems; and measures we are taking to respond to COVID-19, (3) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (4) the impact of current and future federal and state health reform initiatives and possible changes to other federal, state or local laws and regulations affecting the health care industry, including, but not limited to, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), additional changes to the Affordable Care Act, its implementation, or interpretation (including through executive orders and court challenges), and proposals to expand coverage of federally-funded insurance programs as an alternative to private insurance or establish a single-payer system (such reforms often referred to as “Medicare for All”), (5) the effects related to the implementation of sequestration spending reductions required under the Budget Control Act of 2011, related legislation extending these reductions and those required under the Pay-As-You-Go Act of 2010 as a result of the federal budget deficit impact of the American Rescue Plan Act of 2021, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (6) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (7) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (8) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (9) personnel-related capacity constraints, increases in wages and the ability to attract, utilize and retain qualified management and other personnel, including affiliated physicians, nurses and medical and technical support personnel, (10) the highly competitive nature of the health care business, (11) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (12) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (13) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (14) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (15) changes in accounting practices, (16) the emergence of and effects related to pandemics, epidemics and infectious diseases, (17) future divestitures which may result in charges and possible impairments of long-lived assets, (18) changes in business strategy or development plans, (19) delays in receiving payments for services provided, (20) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (21) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (22) the impact of potential cybersecurity incidents or security breaches, (23) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and the impact of interoperability requirements, (24) the impact of natural disasters, such as hurricanes and floods, physical risks from climate change or similar events beyond our control, (25) changes in U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, and (26) other risk factors disclosed under “Risk Factors” and elsewhere in or incorporated by reference in this prospectus. As a consequence, current plans, anticipated actions and future financial position and results of operations may differ from those expressed in any forward-looking statements made by or on behalf of HCA. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus, which forward-looking statements reflect management’s views only as of the date of this prospectus. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the exchange notes by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents listed below that HCA Healthcare, Inc. has previously filed with the SEC. These documents contain important information about us. Any information referred to in this way is considered part of this prospectus from the date HCA Healthcare, Inc. filed that document.

We incorporate by reference the documents listed below:

•	HCA Healthcare, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022 (SEC File No. 001-11239) (as updated by HCA Healthcare, Inc.’s Current Report on Form 8-K filed on May 26, 2023);

•	HCA Healthcare, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2023 (SEC File No. 001-11239);

•

HCA Healthcare, Inc.’s Current Reports on Form 8-K, filed on January 4, 2023, January  27, 2023 (Item 8.01 only), January  30, 2023, April 6, 2023, April 21, 2023 (Item 8.01 only), April  21, 2023, May  2, 2023, May  4, 2023 and May 26, 2023 (in each case other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein); and

•

All documents filed by HCA Healthcare, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of any offering to which this prospectus relates (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about HCA Inc. or HCA Healthcare, Inc. The agreements may contain representations and warranties by HCA Inc. or HCA Healthcare, Inc. which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments.

Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide without charge to each person, including a beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary

HCA Healthcare, Inc.

One Park Plaza

Nashville, Tennessee 37203

(615) 344-9551

WHERE YOU CAN FIND MORE INFORMATION

HCA Healthcare, Inc. files certain reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. HCA Healthcare, Inc. is an electronic filer, and the SEC maintains an Internet website at http://www.sec.gov that contains the reports and other information filed electronically. Our website address is http://www.hcahealthcare.com. Please note that the SEC’s and our website addresses are provided as inactive textual references only. We make available free of charge, through our website, HCA Healthcare, Inc.’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, together with all other materials HCA Healthcare, Inc. files with or furnishes to the SEC, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through the SEC’s and our website is not part of this prospectus, and is therefore not incorporated by reference unless such information is specifically referenced elsewhere in this prospectus.

We have filed with the SEC a registration statement on Form S-4 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein through the SEC’s Internet web site referenced above.

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.

SUMMARY

This summary highlights information appearing elsewhere in and incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. You should carefully read the entire prospectus and the information incorporated herein by reference, including the sections entitled “Risk Factors” herein and in our Annual Report on Form 10-K for the year ended December 31, 2022.

As used herein, unless otherwise stated or indicated by context, references to the “Issuer” refer to HCA Inc. and its affiliates, and references to “HCA Healthcare, Inc.,” the “Company,” “HCA,” “we,” “our” or “us” refer to HCA Healthcare, Inc., parent of HCA Inc., and its affiliates. The term “affiliates” means direct and indirect subsidiaries and certain partnerships and joint ventures in which such subsidiaries are partners. The terms “facilities” or “hospitals” refer to entities owned and operated by affiliates of HCA and the term “employees” refers to employees of affiliates of HCA.

Our Company

HCA Healthcare, Inc. is one of the leading health care services companies in the United States. On March 31, 2023, we operated 180 hospitals, comprised of 173 general, acute care hospitals; five psychiatric hospitals; and two rehabilitation hospitals. In addition, we operated 126 freestanding surgery centers and 22 freestanding endoscopy centers. Our facilities are located in 20 states and England.

Our primary objective is to provide a comprehensive array of quality health care services in the most cost-effective manner possible. Our general, acute care hospitals typically provide a full range of services to accommodate such medical specialties as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. Outpatient and ancillary health care services are provided by our general, acute care hospitals, freestanding surgery centers, freestanding emergency care facilities, urgent care facilities, walk-in clinics, diagnostic centers and rehabilitation facilities. Our psychiatric hospitals provide a full range of mental health care services through inpatient, partial hospitalization and outpatient settings.

Our executive offices are located at One Park Plaza Nashville, Tennessee 37203 (telephone number: (615) 344-9551).

Summary of the Exchange Offer

On March 9, 2022, we completed a private offering of $1,000,000,000 aggregate principal amount of 3 1/8% Senior Notes due 2027, $500,000,000 aggregate principal amount of 3 3/8% Senior Notes due 2029, $2,000,000,000 aggregate principal amount of 3 5/8% Senior Notes due 2032, $500,000,000 aggregate principal amount of 4 3/8% Senior Notes due 2042 and $2,000,000,000 aggregate principal amount of 4 5/8% Senior Notes due 2052. In connection with the offering, we entered into a registration rights agreement (the “registration rights agreement”), dated as of March 9, 2022, with respect to the original notes with the initial purchasers of the private offering, in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete an exchange offer for the original notes within a specified time period. Below is a summary of the exchange offer.

Securities offered	We are offering:

•	$1,000,000,000 aggregate principal amount of 3 1/8% senior notes due 2027;

•	$500,000,000 aggregate principal amount of 3 3/8% senior notes due 2029;

•	$2,000,000,000 aggregate principal amount of 3 5/8% senior notes due 2032;

•	$500,000,000 aggregate principal amount of 4 3/8% senior notes due 2042; and

•	$2,000,000,000 aggregate principal amount of 4 5/8% senior notes due 2052,

each of which have been registered under the Securities Act. The form and terms of each series of exchange notes are identical to the applicable series of original notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to each series of original notes do not apply to the applicable exchange notes.

Exchange offer

We are offering to exchange up to $6,000,000,000 aggregate principal amount of the outstanding original notes for a like principal amount of the exchange notes. You may tender original notes only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. We will issue exchange notes promptly after the expiration of the exchange offer. In order to be exchanged, an original note must be validly tendered, not validly withdrawn and accepted. Subject to the satisfaction or waiver of the conditions of the exchange offer, all original notes that are validly tendered and not validly withdrawn will be exchanged. As of the date of this prospectus, $6,000,000,000 aggregate principal amount of original notes is outstanding. The original notes were issued under the indenture, dated as of August 1, 2011, between HCA Inc., HCA Healthcare, Inc., Delaware Trust Company, as trustee (as successor to Law Debenture Trust Company of New York) (the “Trustee”), and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent (as so amended and supplemented by a supplemental indenture with respect to the applicable series of notes, each an “Indenture”). If all outstanding original notes are tendered for exchange, there will be $1,000,000,000 aggregate principal amount of 3 1/8% senior notes due 2027, $500,000,000 aggregate principal amount of 3 3/8% senior notes due 2029, $2,000,000,000 aggregate principal amount of 3 5/8% senior notes due 2032, $500,000,000 aggregate principal amount of 4 3/8% senior notes due 2042 and $2,000,000,000 aggregate principal amount of 4 5/8% senior notes due 2052 (that have been registered under the Securities Act) exchange notes outstanding after the exchange offer.

Expiration time; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on August 7, 2023, unless we extend the period of time during which the exchange offer is open. If we materially change the terms of the exchange offer in a manner adverse to tendering holders, we will extend the exchange offer period following notice of any such material change for a period that we reasonably believe is needed to allow holders to respond. By signing or agreeing to be bound by the letter of transmittal, you will represent, among other things, that:

•	you are not an affiliate of ours;

•	you are acquiring the exchange notes in the ordinary course of your business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the exchange notes; and

•

if you are a broker-dealer, you are acquiring the exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities and that you will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder). For further information regarding resales of the exchange notes by broker-dealers, see the discussion under the caption “Plan of Distribution.”

Accrued interest on the exchange notes and original notes	The exchange notes will bear interest from the most recent interest payment date for the original notes prior to the issuance of the exchange notes. If your original notes are accepted for exchange, you will receive interest on the corresponding exchange notes and not on such original notes, provided that you will receive interest on the original notes and not the exchange notes if and to the extent the record date for such interest payment occurs prior to completion of the exchange offer. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the exchange offer

The exchange offer is subject to customary conditions. If we materially change the terms of the exchange offer in a manner adverse to tendering holders, we will extend the exchange offer period following notice of any such material change for a period that we reasonably believe is needed to allow holders to respond. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for tendering original notes	A tendering holder must, at or prior to the expiration time:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

•

if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus.

See “The Exchange Offer—Procedures for Tendering.”

Special procedures for beneficial holders	If you are a beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that nominee to tender on your behalf. See “The Exchange Offer—Procedures for Tendering.”

Withdrawal rights	Tenders may be withdrawn at any time before the expiration time. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of original notes and delivery of exchange notes	Subject to the conditions stated in the section “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all original notes that are properly tendered in the exchange offer and not validly withdrawn before the expiration time. The exchange notes will be delivered promptly after the expiration time. See “The Exchange Offer—Terms of the Exchange Offer.”

Material U.S. federal tax consequences	Your exchange of original notes for exchange notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Exchange agent	Deutsche Bank Trust Company Americas is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of proceeds; Expenses	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We have agreed to pay all expenses incident to the exchange offer (including the expenses of up to one counsel for the holders of the original notes and the exchange notes) other than commissions or concessions of any brokers or dealers.

Resales	Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe exchange notes issued under the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of original notes that is an affiliate of ours or that intends to participate in the exchange offer for the purpose of distributing any of the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above mentioned no-action letters, (ii) will not be entitled to tender its original notes in the exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Any broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities must deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

Consequences of not exchanging original notes	If you do not exchange your original notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may offer or sell your original notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your original notes will continue to accrue interest, they will generally retain no rights under the registration rights agreement. We currently do not intend to register the original notes under the Securities Act. Under some circumstances, holders of the original notes, including holders that are not permitted to participate in the exchange offer or that may not freely sell exchange notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of original notes by these holders. For more information regarding the consequences of not tendering your original notes and our obligations to file a shelf registration statement, see “The Exchange Offer—

Consequences of Exchanging or Failing to Exchange the Original Notes” and “The Exchange Offer—Registration Rights Agreement.”

Risk factors	For a discussion of significant factors you should consider carefully before deciding to participate in the exchange offer, see “Risk Factors” beginning on page 9 of this prospectus.

Summary of the Terms of the Exchange Notes

The following is a summary of the terms of the exchange notes. The form and terms of the exchange notes are identical to those of the original notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes. In addition, the subsidiary guarantees and all collateral securing our senior secured notes, including the original notes, were permanently released as a result of an Investment Grade Rating Event or Ratings Event as set forth in the applicable indentures. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the exchange notes, see the section of this prospectus entitled “Description of the Notes.”

Issuer	HCA Inc.

Securities Offered	$1,000,000,000 aggregate principal amount of 3 1/8% Senior Notes due 2027.

$500,000,000 aggregate principal amount of 3 3/8% Senior Notes due 2029.

$2,000,000,000 aggregate principal amount of 3 5/8% Senior Notes due 2032.

$500,000,000 aggregate principal amount of 4 3/8% Senior Notes due 2042.

$2,000,000,000 aggregate principal amount of 4 5/8% Senior Notes due 2052.

Maturity	The 2027 exchange notes will mature on March 15, 2027.

The 2029 exchange notes will mature on March 15, 2029.

The 2032 exchange notes will mature on March 15, 2032.

The 2042 exchange notes will mature on March 15, 2042.

The 2052 exchange notes will mature on March 15, 2052.

Interest Rate	Interest on the 2027 exchange notes will accrue from March 15, 2023 at a rate of 3 1/8% per annum.

Interest on the 2029 exchange notes will accrue from March 15, 2023, at a rate of 3 3/8% per annum.

Interest on the 2032 exchange notes will accrue from March 15, 2023, at a rate of 3 5/8% per annum.

Interest on the 2042 exchange notes will accrue from March 15, 2023, at a rate of 4 3/8% per annum.

Interest on the 2052 exchange notes will accrue from March 15, 2023, at a rate of 4 5/8% per annum.

Interest Payment Dates	Each series of exchange notes will have the same interest rate and interest payment dates as the corresponding series of original notes. Interest on the exchange notes will be payable semi-annually on March 15 and September 15 of each year, commencing on September 15, 2023.

Ranking	The exchange notes will be the Issuer’s senior obligations and will:

•	rank senior in right of payment to any of its existing and future subordinated indebtedness;

•	rank equally in right of payment with any of its existing and future senior indebtedness;

•	be effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.

Parent Guarantee	The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by HCA Healthcare, Inc. and will:

•	rank senior in right of payment to all existing and future subordinated indebtedness of HCA Healthcare, Inc;

•	rank equally in right of payment with all existing and future senior indebtedness of HCA Healthcare, Inc.;

•	be effectively subordinated in right of payment to all future secured indebtedness of HCA Healthcare, Inc. to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of HCA Healthcare, Inc. (other than the Issuer).

The exchange notes will not be guaranteed by any of the Issuer’s subsidiaries.

Redemption	The Issuer may redeem the exchange notes, at any time in whole or from time to time in part, at the redemption prices described in “Description of the Notes—Optional Redemption”.

Additional notes	We may issue additional notes of any series, from time to time without notice to or consent of the Holders. Any additional notes, together with the exchange notes, will constitute a single series of notes under the applicable supplemental indenture with respect to such series of notes. See “Risk Factors—Risks Related to the Exchange Notes.”

Sinking fund	The Issuer will not be required to make any mandatory sinking fund payments with respect to the exchange notes.

Forms and denominations	The Issuer will issue the exchange notes in registered, global form and in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

Absence of an established market	The exchange notes are new issues of securities, and there is currently no established trading market for the exchange notes. A market for the exchange notes may not develop, or if a market does develop, it may not provide adequate liquidity.

Listing	We do not intend to list the exchange notes on any national securities exchange.

Governing law	The exchange notes and the Indenture will be governed by the laws of the State of New York.

Trustee	Delaware Trust Company.

RISK FACTORS

An investment in the exchange notes involves risks. Before deciding whether to participate in the exchange offer, you should carefully consider the Risk Factors set forth below, as well as the other information contained or incorporated by reference in this prospectus, including the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2022. This prospectus contains forward-looking statements that involve risk and uncertainties. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Exchange Offer

The consummation of the exchange offer may not occur.

We will exchange up to the aggregate principal amount of original notes for exchange notes that are tendered in compliance with, and pursuant to, the terms and conditions of the exchange offer described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes, during which time those holders of original notes will not be able to effect transfers of their original notes tendered in the exchange offer. We may, however, waive these conditions at our sole discretion prior to the expiration time. See “The Exchange Offer—Conditions to the Exchange Offer.”

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for exchange notes pursuant to the exchange offer, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register the original notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered original notes may be small and inactive. Consequently, you may find it difficult to sell any original notes you continue to hold or to sell such original notes at the price you desire because there will be fewer original notes outstanding. In addition, if you are eligible to exchange your original notes in the exchange offer and do not exchange your original notes in the exchange offer, you will no longer be entitled to have those outstanding notes registered under the Securities Act.

Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased original notes for its own account as part of market-making activities or other trading activities must deliver a prospectus when it sells the exchange notes it receives in exchange for original notes in the exchange offer. Our obligation to keep the registration statement, of which this prospectus forms a part, effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their exchange notes.

Late deliveries of original notes or any other failure to comply with the exchange offer procedures could prevent a holder from exchanging its original notes.

Noteholders are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for original notes will only occur upon proper completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of original notes that wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the exchange offer or notify you of any failure to follow the proper procedure.

An active trading market for the exchange notes may not develop.

There is no existing secondary market for the exchange notes, and there can be no assurance that a secondary market will develop. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through any automated dealer quotation system. Even if a trading market for the exchange notes develops, the liquidity of any market for such exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, the exchange notes.

Risks Related to the Exchange Notes

The Issuer is the sole obligor of the exchange notes and its parent, HCA Healthcare, Inc., is the sole guarantor of the Issuer’s obligations under the exchange notes; the exchange notes are unsecured, and the Issuer’s subsidiaries do not have any obligation with respect to the exchange notes; the exchange notes are structurally subordinated to all of the debt and liabilities of the Issuer’s subsidiaries and will be effectively subordinated to any of the Issuer’s secured debt.

The Issuer and the guarantor of the exchange notes, HCA Healthcare, Inc., are holding companies that have no material operations of their own and derive all of their revenues and cash flow from their subsidiaries. The Issuer’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the exchange notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. The exchange notes are structurally subordinated to all debt and liabilities of the Issuer’s subsidiaries and the claims of such subsidiaries’ creditors will be required to be paid before holders of the exchange notes have a claim (if any) against such subsidiaries and their assets. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer’s subsidiaries, you will participate with all other holders of the Issuer’s indebtedness in the assets remaining after the Issuer’s subsidiaries have paid all of their debt and liabilities. In any of these cases, the Issuer’s subsidiaries may not have sufficient funds to make payments to the Issuer, and you may receive less, ratably, than the holders of debt of the Issuer’s subsidiaries and other liabilities.

As of March 31, 2023, on an as adjusted basis after giving effect to the Issuer’s offering of senior notes completed on May 4, 2023 and the use of proceeds therefrom, the aggregate amount of indebtedness guaranteed by the Issuer’s subsidiaries was $3.313 billion, all of which was secured and would be structurally senior to the exchange notes. In addition, as of that date, on an as adjusted to give effect to the Issuer’s offering of senior notes completed on May 4, 2023 and the use of proceeds therefrom, the Issuer had availability of $3.435 billion under its senior secured revolving credit facility (the “senior secured revolving credit facility”) (after giving effect to all issued and outstanding letters of credit) and of $3.546 billion under its asset-based revolving credit facility (the “ABL credit facility”). As of March 31, 2023, the Issuer had a $1.369 billion senior secured term loan A facility maturing on June 30, 2026 (the “senior secured term loan A facility” and, together with the ABL credit facility and senior secured revolving credit facility, the “senior secured credit facilities”). In addition, holders of the Issuer’s subsidiaries’ debt will have claims that are prior to your claims as holders of the exchange notes. Additionally, the indentures that will govern each series of exchange notes, the indentures governing HCA Healthcare, Inc. and the Issuer’s outstanding notes and the Issuer’s senior secured credit facilities permit us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances.

The Issuer and the guarantor of the exchange notes, HCA Healthcare, Inc., are holding companies with no independent operations or assets. Repayment of the exchange notes is dependent on cash flow generated by the Issuer’s subsidiaries. Restrictions in the Issuer’s subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to the Issuer.

The Issuer’s and HCA Healthcare, Inc.’s operations are conducted through their subsidiaries, and their ability to make payment on the exchange notes is dependent on the earnings and the distribution of funds from their subsidiaries. Their earnings are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond their and the Issuer’s control. In addition, only HCA Healthcare, Inc., as sole guarantor of the exchange notes, is liable for payment on the exchange notes when due. The Issuer’s subsidiaries are not obligated to make funds available to the Issuer for payment on the exchange notes. The agreements governing the current and future indebtedness of the Issuer’s subsidiaries may not permit the Issuer’s subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on these exchange notes when due. In addition, if the Issuer’s subsidiaries do not generate sufficient cash flow from operations to satisfy their and the Issuer’s debt service obligations, including payments on the exchange notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. The Issuer’s ability to restructure or refinance its debt will depend on the capital markets and its financial condition at such time. Any refinancing of the Issuer’s debt could be at higher interest rates and may require the Issuer to comply with more onerous covenants, which could further restrict its business operations. In addition, the terms of existing or future debt instruments may restrict the Issuer from adopting some of these alternatives. The Issuer’s inability to generate sufficient cash flow to satisfy its debt service obligations, or to refinance its obligations on commercially reasonable terms, would have an adverse effect, which could be material, on its business, financial position, results of operations and cash flows, as well as on the Issuer’s ability to satisfy its obligations in respect of the exchange notes.

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations.

We have significant leverage. As of March 31, 2023, on an as adjusted basis after giving effect to the Issuer’s offering of senior notes completed on May 4, 2023 and the use of proceeds therefrom, our total indebtedness was $38.856 billion, and we had availability of $3.435 billion under the senior secured revolving credit facility (after giving effect to all issued and outstanding letters of credit) and $3.546 billion under the ABL credit facility. Our significant leverage could have important consequences, including:

•	increasing our vulnerability to downturns or adverse changes in general economic, industry or competitive conditions and adverse changes in government regulations;

•

requiring a substantial portion of cash flows from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flows to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our unhedged borrowings are at variable rates of interest or if we seek to refinance our debt in a rising rate environment;

•	limiting our ability to make strategic acquisitions or causing us to make nonstrategic divestitures;

•

limiting our ability to obtain additional financing for working capital, capital expenditures, share repurchases, dividends, product or service line development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

We have the ability to incur additional indebtedness in the future, subject to the restrictions contained in our senior secured credit facilities, the indentures governing our outstanding senior notes and the indentures that will govern each series of exchange notes offered hereby. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify. In addition, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the exchange notes.

We may not be able to generate sufficient cash to service all of our indebtedness and may not be able to refinance our indebtedness on favorable terms. If we are unable to do so, we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

In addition, we conduct our operations through our subsidiaries. Accordingly, repayment of our indebtedness is dependent on the generation of cash flows by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise. Other than as described herein, our subsidiaries will not have any obligation to pay amounts due on the exchange notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. The agreements governing the current and future indebtedness of the Issuer’s subsidiaries may not permit the Issuer’s subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on these exchange notes when due. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash or otherwise receive assets from our subsidiaries.

We may find it necessary or prudent to refinance our outstanding indebtedness, the terms of which may not be favorable to us. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by the then-current global economic and financial conditions, which affect the availability of debt financing and the rates at which such financing is available. In addition, our ability to incur secured indebtedness (which would generally enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the value of our assets, which depends, in turn, on the strength of our cash flows and results of operations, and on economic and market conditions and other factors.

If our cash flows and capital resources are insufficient to fund our debt service obligations or we are unable to refinance our indebtedness, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions, or the proceeds from the dispositions may not be adequate to meet any debt service obligations then due.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit facilities and, to a lesser extent, the indentures governing our outstanding notes and the indentures that will govern each series of exchange notes, contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

Under our ABL credit facility, borrowing availability is subject to a borrowing base of 85% of eligible accounts receivable plus 85% of eligible credit card receivables less customary reserves, with any reduction in the borrowing base commensurately reducing our ability to access this facility as a source of liquidity. In addition, under the ABL credit facility, when (and for as long as) the combined availability under our ABL credit facility and the senior secured revolving credit facility is less than a specified amount for a certain period of time or, if a payment or bankruptcy event of default has occurred and is continuing, funds deposited into any of our depository accounts will be transferred on a daily basis into a blocked account with the administrative agent and applied to prepay loans under the ABL credit facility and to collateralize letters of credit issued thereunder.

Under our senior secured credit facilities, we are required to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios may be affected by events beyond our control, and there can be no assurance we will continue to meet those ratios. A breach of any of these covenants could result in a default under both the cash flow credit facility and the ABL credit facility. Upon the occurrence of an event of default under the senior secured credit facilities, the lenders thereunder could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit, which would also result in an event of default under a significant portion of our other outstanding indebtedness. If we were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure such indebtedness. We have pledged a significant portion of our assets under our senior secured credit facilities. If any of the lenders under the senior secured credit facilities accelerate the repayment of borrowings, there can be no assurance there will be sufficient assets to repay the senior secured credit facilities, our outstanding notes and the exchange notes offered hereby.

Federal and state voidable transaction and fraudulent transfer and conveyance laws may permit a court to void the exchange notes or the parent guarantee, and, if that occurs, you may not receive any payments on the exchange notes.

Federal and state voidable transaction and fraudulent transfer and conveyance statutes (including under Title 11 of the United States Code, as amended (the “Bankruptcy Code”)) may apply to the issuance of the exchange notes and the incurrence of the parent guarantee. Under federal bankruptcy law and comparable provisions of state voidable transaction and fraudulent transfer or conveyance laws, which may vary from state to state, the exchange notes or the parent guarantee could be voided as a voidable transaction, fraudulent transfer or fraudulent conveyance if (1) the Issuer issued the exchange notes or HCA Healthcare, Inc. incurred the parent guarantee with the intent of hindering, delaying or defrauding creditors or (2) the Issuer or HCA Healthcare, Inc., as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the exchange notes or incurring the parent guarantee and, in the case of (2) only, one of the following is also true at the time thereof:

•	the Issuer or HCA Healthcare, Inc., as applicable, were insolvent or rendered insolvent by reason of the issuance of the exchange notes or the incurrence of the parent guarantee;

•

the issuance of the exchange notes or the incurrence of the parent guarantee left the Issuer or HCA Healthcare, Inc., as applicable, with an unreasonably small amount of capital to carry on the business as engaged in or anticipated; or

•	the Issuer or HCA Healthcare, Inc. intended to, or believed that the Issuer or HCA Healthcare, Inc. would, incur debts beyond the Issuer’s or HCA Healthcare, Inc.’s ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received reasonably equivalent value or fair consideration in connection with a debt offering if the debtor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the exchange notes, or uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. In particular, a court would likely find that the parent guarantor did not receive reasonably equivalent value or fair consideration for the parent guarantee to the extent the parent guarantor did not obtain a reasonably equivalent benefit from the issuance of the exchange notes. Thus, if the parent guarantee was legally challenged, the parent guarantee could be subject to the claim that, since the parent guarantee was incurred for the Issuer’s benefit, and only indirectly for the benefit of the parent guarantor, the obligations of the parent guarantor were incurred for less than reasonably equivalent value or fair consideration. Therefore, a court could void the obligations under the parent guarantee, subordinate them to the parent guarantor’s other debt, or take other action detrimental to the holders of the exchange notes.

The measures of insolvency for purposes of voidable transaction and fraudulent transfer and fraudulent conveyance laws vary depending upon the governing law, such that we cannot be certain as to the standards a court would use to determine whether or not the Issuer or HCA Healthcare, Inc. were solvent at the relevant time, or regardless of the standard that a court uses, that any payments to the holders of the exchange notes did not constitute voidable transactions, preferences, fraudulent transfers or fraudulent conveyances on other grounds or that the issuance of the parent guarantee would not be subordinated to the Issuer’s or HCA Healthcare, Inc.’s other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the exchange notes or the incurrence of the parent guarantee was a voidable transaction, fraudulent transfer or conveyance, the court could void the payment obligations under the exchange notes or parent guarantee or further subordinate the exchange notes or parent guarantee to presently existing and future indebtedness of the Issuer or the parent guarantor, or require the holders of the exchange notes to repay any amounts received with respect to the parent guarantee. In the event of a finding that a voidable transaction, fraudulent transfer or conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

The indentures that will govern each series of exchange notes offered hereby include a “savings clause” intended to limit the parent guarantor’s liability under the parent guarantee to the maximum amount that it could incur without causing the parent guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended. The U.S. Bankruptcy Court in the Southern District of Florida found this kind of provision in that case to be ineffective and held the guarantees to be fraudulent transfers and voided them in their entirety. The United States Court of Appeals for the Eleventh Circuit affirmed the liability findings of the Florida bankruptcy court without ruling directly on the enforceability of savings clauses generally. If the decision of the Florida bankruptcy court were followed by other courts, the risk that the parent guarantee would be deemed fraudulent conveyances would be significantly increased.

In addition, any payment by the Issuer or parent guarantor pursuant to the exchange notes or parent guarantee made at a time that the Issuer or parent guarantor were found to be insolvent could be avoided and required to be returned to the Issuer or parent guarantor or to a fund for the benefit of the Issuer or parent guarantor’s creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any non-insider party and such payment would give such creditors more than they would have received in a distribution in a hypothetical Chapter 7 case under the Bankruptcy Code.

Finally, as a court of equity, a bankruptcy court may otherwise subordinate the claims in respect of the exchange notes to other claims against the Issuer under the principle of equitable subordination, if the court determines that: (i) the holder of the exchange notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to the Issuer’s other creditors or conferred an unfair advantage upon the holders of the exchange notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities that is not waived by the required lenders or a default under the indentures governing our existing notes, and the remedies sought by the holders of such indebtedness could prevent us from paying principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit facilities, the indentures governing the existing notes and the indentures that will govern each series of exchange notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the instrument governing that indebtedness, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

The exchange notes are a new issue of securities for which there is no established public market. The initial purchasers of the original notes are not obligated to make a market for any series of exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for any series of exchange notes will develop or, if developed, that it will continue.

The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of each series of exchange notes.

We cannot assure you that the market, if any, for each series of exchange notes will be free from disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The Issuer may not be able to repurchase the exchange notes upon the occurrence of both a qualifying ratings downgrade and certain changes of control.

Under certain circumstances, and upon the occurrence of both a qualifying ratings downgrade and specific kinds of change of control events, the Issuer will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the exchange notes will be the Issuer’s available cash or cash generated from its subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not be able to repurchase the exchange notes upon the occurrence of both such ratings downgrade and change of control because the Issuer may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon such occurrence. Further, the Issuer is contractually restricted under the terms of the senior secured credit facilities from repurchasing all of the exchange notes so tendered by holders. Accordingly, the Issuer may not be able to satisfy its obligations to purchase the exchange notes unless it is able to refinance or obtain waivers under the instruments governing that indebtedness. The Issuer’s failure to repurchase the exchange notes upon a the occurrence of both such ratings downgrade and change of control would cause a default under the indentures and a cross-default under the instruments governing our senior secured credit facilities and the indentures governing the existing notes. The instruments governing the senior secured credit facilities also provide that certain changes of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of the Issuer’s future debt agreements may contain similar provisions.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we completed the first issuance of the original notes in connection with a private offering on March 9, 2022, we entered into a registration rights agreement with respect to the original notes with the initial purchasers of the private offering. Under the registration rights agreement, we agreed to use reasonable best efforts to file a registration statement with the SEC relating to the exchange offer. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to consummate the exchange offer within 548 days of the first issuance of the original notes.

The exchange offer is not being made to holders of original notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part, and both are available from us upon request. See “Where You Can Find More Information.”

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder). See “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus, we will accept for exchange original notes that are properly tendered before the expiration time and not validly withdrawn as permitted below. We will issue a like principal amount of exchange notes in exchange for the principal amount of the corresponding original notes tendered under the exchange offer. As used in this prospectus, the term “expiration time” means 5:00 p.m., New York City time, on August 7, 2023. However, if we have extended the period of time for which the exchange offer is open, the term “expiration time” means the latest date and time to which we extend the exchange offer.

As of the date of this prospectus, $6,000,000,000 aggregate principal amount of the original notes is outstanding. The original notes were issued under the applicable Indenture. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under “ —Conditions to the Exchange Offer.” We reserve the right to extend the period of time during which the exchange offer is open. We may elect to extend the exchange offer period if less than 100% of the original notes are tendered or if any condition to consummation of the exchange offer has not been satisfied as of the expiration time and it is likely that such condition will be satisfied after such time. If we materially change the terms of the exchange offer in a manner adverse to tendering holders, we will extend the exchange offer period following notice of any such material change for a period that we reasonably believe is needed to allow holders to respond. In the event of such extension, and only in such event, we may delay acceptance for exchange of any original notes by giving written notice of the extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder promptly after the expiration or termination of the exchange offer.

Original notes tendered in the exchange offer must be in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No dissenter’s rights of appraisal exist with respect to the exchange offer. We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the notice of effectiveness under the Securities Act of the registration statement pursuant to which the exchange offer is being made.

We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “ —Conditions to the Exchange Offer.” We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.

Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and the accompanying letter of transmittal.

Procedures for Tendering

Except as described below, a tendering holder must, at or prior to the expiration time:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to Deutsche Bank Trust Company Americas, as the exchange agent, at the address listed below under the heading “—Exchange Agent”; or

•

if original notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message to the exchange agent at the address listed below under the heading “—Exchange Agent.”

In addition:

•	the exchange agent must receive, at or before the applicable expiration time, certificates for the original notes, if any; or

•	the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at DTC, the book-entry transfer facility.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to anyone other than the exchange agent.

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will reasonably determine all questions as to the validity, form and eligibility of original notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular original note not properly tendered, or any acceptance that might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form or procedures applicable to the tender of any particular original note prior to the expiration time. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured prior to the expiration time of the exchange offer. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a certificate of the original notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the original notes.

If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of original notes will represent, among other things:

•	that it is not an affiliate of ours;

•	the exchange notes will be acquired in the ordinary course of its business;

•

that it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the exchange notes; and

•

if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market making or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction of all of the conditions to the exchange offer, we will accept, promptly after the expiration time, all original notes properly tendered. We will issue the exchange notes promptly after the expiration of the exchange offer and acceptance of the corresponding original notes. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given written notice of such acceptance to the exchange agent.

For each original note accepted for exchange, the holder of the original note will receive a corresponding exchange note having a principal amount equal to that of the surrendered original note. Each series of exchange notes will have the same interest rate and interest payment dates as the corresponding series of original notes. Interest on the exchange notes will be payable semi-annually on March 15 and September 15 of each year, commencing on September 15, 2023. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

•	certificates for the original notes, or a timely book-entry confirmation of the original notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes promptly after the expiration of the exchange offer. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be returned or recredited promptly after the expiration of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC at or prior to the expiration time. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or email of it or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address listed below under “ —Exchange Agent” at or prior to the expiration time.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender Offer Program, or ATOP, procedures to tender original notes. Any participant in the book-entry transfer facility may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer such original notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Withdrawal Rights

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the email address, indicated below under “ —Exchange Agent” before the expiration time. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

•

in the case of original notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the original notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that the holder is withdrawing his or her election to have the original notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•	specify the name in which the original notes are registered, if different from that of the depositor.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder promptly after the expiration of the exchange offer. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes promptly after the expiration of the exchange offer. Properly withdrawn original notes may be re-tendered by following the procedures described under “ — Procedures for Tendering” above at any time on or before the expiration time.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time prior to the expiration time any of the following events occurs:

•	the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

•

an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, or a material adverse development shall have occurred in any existing action or proceeding with respect to us; and

•	any governmental approvals that we deem necessary for the consummation of the exchange offer shall have not been obtained.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if any stop order is threatened by the SEC or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. We are required use our reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement.

Exchange Agent

We have appointed Deutsche Bank Trust Company Americas as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

Deutsche Bank Trust Company Americas

Trust & Agency Services

1 Columbus Circle, 17th Floor

Mail Stop: NYC01-1710

New York, NY 10019

USA

Email: db.reorg@db.com

and

Deutsche Bank Trust Company Americas

c/o DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

MS JCK01-218

Jacksonville, FL 32256

Email: db.reorg@db.com

For information call: 1-800-735 7777

All other questions should be addressed to Corporate Secretary, HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203. If you deliver the letter of transmittal to an address other than any address indicated above or, if delivering via email to Deutsche Bank Trust Company Americas, transmit instructions to any email address other than the email address indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay all expenses incident to the exchange offer (including the expenses of up to one counsel for the holders of the original notes and the exchange notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes and the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Transfer Taxes

We will pay any transfer taxes in connection with the tender of original notes in the exchange offer unless you instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange the Original Notes

Holders of original notes that do not exchange their original notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such original notes as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act.

Under existing interpretations of the Securities Act by the SEC staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any holder of original notes that is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or that intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretation of the SEC staff;

•	will not be able to tender its original notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of original notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Registration Rights Agreement

The following description is a summary of the material provisions of the registration rights agreement. It does not restate the agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the original notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part and is available from us upon request. See “Where You Can Find More Information.”

On March 9, 2022, we and the initial purchasers of the private offering entered into a registration rights agreement with respect to the original notes. In the registration rights agreement, we agreed for the benefit of holders of the original notes to use reasonable best efforts to file a registration statement on an appropriate form under the Securities Act with respect to a proposed offer (the “Registered Exchange Offer”) to exchange the original notes for the exchange notes issued under the applicable Indenture and identical in all material respects to such original notes (except that the exchange notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate). We also agreed to use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act and to cause the Registered Exchange Offer to be consummated within 548 days after the date of first issuance of the original notes. Upon the effectiveness of this registration statement, we will offer exchange notes in return for original notes.

If (1) because of any change in law or in currently prevailing interpretations of the Staff of the SEC, we are not permitted to effect a Registered Exchange Offer, (2) a Registered Exchange Offer is not consummated within 548 days of the original issue date of the original notes, (3) in certain circumstances, certain holders of unregistered exchange notes so request, or (4) in the case of any holder that participates in a Registered Exchange Offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act), then, in each case, we will (x) promptly deliver to the holders through the trustee written notice thereof and (y) at our sole expense, (a) promptly file a shelf registration statement covering resales of the original notes and (b) use our reasonable best efforts to keep effective such shelf registration statement until the earliest of (i) 548 days after the original issue date of the original notes or (ii) such time as all of the applicable notes have been sold thereunder (the “shelf registration period”). We will, in the event that a shelf registration statement is filed, provide to each holder whose original notes are registered under such shelf registration statement copies of the prospectus that is a part of such shelf registration statement, notify each such holder when such shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the original notes. A holder that sells notes pursuant to a shelf registration statement generally (1) will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (2) will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and (3) will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

If (1) we have not exchanged exchange notes for all original notes validly tendered in accordance with the terms of the Registered Exchange Offer on or prior to the 548th day after the original issue date of the original notes or (2) if applicable, a shelf registration statement covering resales of the original notes has been declared effective and such shelf registration statement ceases to be effective at any time during the shelf registration period (subject to certain exceptions), then additional interest shall accrue on the principal amount of the original notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) commencing on (x) the 548th day after the original issue date of the original notes, in the case of (1) above, or (y) the day such shelf registration statement ceases to be effective, in the case of (2) above; provided, however, that upon the exchange of exchange notes for all notes tendered (in the case of clause (1) above), or upon the effectiveness of a shelf registration statement that had ceased to remain effective (in the case of clause (2) above), additional interest on such original notes as a result of such clause (or the relevant sub-clause thereof), as the case may be, shall cease to accrue. Any amounts of additional interest due will be payable on the same original interest payment dates as interest on the original notes is payable.

Holders of the original notes will be required to make certain representations to us in order to participate in the Registered Exchange Offer and will be required to deliver certain information to be used in connection with the shelf registration statement in order to have their original notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. By including the original notes in the shelf registration statement, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of original notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, copies of which are available from us upon request.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing exchange notes, we will receive original notes of like principal amount. The original notes surrendered in exchange for exchange notes will be retired and cancelled.

DESCRIPTION OF THE NOTES

The following describes the particular terms of the 3 1/8% Senior Notes due 2027 (CUSIP Nos. 404119 CD9 and U24788 AH1) (the “2027 Original Notes”), the 3 3/8% Senior Notes due 2029 (CUSIP Nos. 404119 CE7 and U24788 AJ7) (the “2029 Original Notes”), the 3 5/8% Senior Notes due 2032 (CUSIP Nos. 404119 CF4 and U24788 AK4) (the “2032 Original Notes”), the 4 3/8% Senior Notes due 2042 (CUSIP Nos. 404119 CM9 and U24788 AM0) (the “2042 Original Notes”) and the 4 5/8% Senior Notes due 2052 (CUSIP Nos. 404119 CG2 and U24788 AL2) (the “2052 Original Notes”), which are collectively referred to in this description as the “Original Notes,” and the 3 1/8% Senior Notes due 2027 (CUSIP No. 404119 CH0) (the “2027 Exchange Notes,” and together with the 2027 Original Notes, the “2027 Notes”), the 3 3/8% Senior Notes due 2029 (CUSIP No. 404119 CJ6) (the “2029 Exchange Notes,” and together with the 2029 Original Notes, the “2029 Notes”), the 3 5/8% Senior Notes due 2032 (CUSIP No. 404119 CK3) (the “2032 Exchange Notes,” and together with the 2032 Original Notes, the “2032 Notes”), the 4 3/8% Senior Notes due 2042 (CUSIP No. 404119 CS6) (the “2042 Exchange Notes,” and together with the 2042 Original Notes, the “2042 Notes”) and the 4 5/8% Senior Notes due 2052 (CUSIP No. 404119 CL1) (the “2052 Exchange Notes,” and together with the 2052 Original Notes, the “2052 Notes”), which are collectively referred to in this description as the “Exchange Notes” (collectively, with the Original Notes, the “Notes”). In this Description of the Notes, all references to “we,” “us” or “our” and “the Company” are to HCA Inc. only (the “Issuer”) and not to HCA Healthcare, Inc. (“HCA Healthcare”) or any of its Subsidiaries. References in this Description of the Notes to “HCA Healthcare” or the “Parent Guarantor” refer only to HCA Healthcare and not to its other Subsidiaries or the Issuer.

The Issuer issued each series of the Original Notes and will issue each series of the Exchange Notes under the indenture, dated as of August 1, 2011, among the Issuer, HCA Healthcare and Delaware Trust Company (as successor to Law Debenture Trust Company of New York), as Trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as Paying Agent, Registrar and Transfer Agent (the “Base Indenture”), as supplemented by a supplemental indenture with respect to such series of the Notes (each, a “Supplemental Indenture”). Each Supplemental Indenture sets forth certain specific terms that are or will be applicable to the relevant series of Notes, and references to the “Indenture” in this description mean the Base Indenture as so amended and supplemented by the applicable Supplemental Indenture. This description is intended to be an overview of the material provisions of the Notes and the Indenture. This description is not complete and is qualified in its entirety by reference to the Indenture and the certificates evidencing the Notes. You should carefully read the description of the general terms and provisions of our debt securities below and the provisions of the Indenture that may be important to you before investing in the Notes. Capitalized terms defined in the Indenture have the same meanings when used in this description unless updated herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You may request copies of the Indenture at the address set forth under the heading “Summary.” The Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and can be obtained as indicated under “Available Information.”

Principal, Maturity and Interest

The Issuer will issue up to $1,000,000,000 of the 2027 Exchange Notes, $500,000,000 of the 2029 Exchange Notes, $2,000,000,000 of the 2032 Exchange Notes, $500,000,000 of the 2042 Exchange Notes and $2,000,000,000 of the 2052 Exchange Notes in this offering. The 2027 Notes will mature on March 15, 2027, the 2029 Notes will mature on March 15, 2029, the 2032 Notes will mature on March 15, 2032, the 2042 Notes will mature on March 15, 2042 and the 2052 Notes will mature on March 15, 2052. The Notes will bear interest at the rate of (a) 3 1/8% per annum, in the case of the 2027 Notes, (b) 3 3/8% per annum, in the case of the 2029 Notes, (c) 3 5/8% per annum, in the case of the 2032 Notes, (d) 4 3/8% per annum, in the case of the 2042 Notes and (e) 4 5/8% per annum, in the case of the 2052 Notes, in each case computed on the basis of a 360-day year of twelve 30-day months, commencing, with respect to the Original Notes, on March 9, 2022 and, with respect to the Exchange Notes, on March 15, 2023. Interest on the Notes of each series is or will be payable twice a year on March 15 and September 15, beginning, with respect to the Original Notes, on September 15, 2022 and, with respect to the Exchange Notes, on September 15, 2023. Interest payable on any Note that is punctually paid or duly provided for on any interest payment date shall be paid to the person in whose name such Note is registered at the close of business on March 1 and September 1, as the case may be, preceding such interest payment date.

The Issuer may issue additional Notes of any series, from time to time after this offering (any such Notes, “Additional Notes”). The Notes of a series offered by the Issuer and any Additional Notes of such series subsequently issued will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued.

The Issuer will issue the Notes in book-entry form only.

Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Registrar and Paying Agent maintained for such purpose.

Parent Guarantee

We are a Subsidiary of HCA Healthcare. HCA Healthcare will irrevocably and fully and unconditionally guarantee (the “Parent Guarantee” and HCA Healthcare in such capacity, the “Parent Guarantor”), on an unsecured senior basis, the punctual payment when due, whether at maturity, by acceleration or otherwise, of all monetary obligations of the Issuer under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Parent Guarantor being herein called the “Parent Guaranteed Obligations”).

The Parent Guarantee shall be a continuing guarantee and shall (i) subject to the next two paragraphs, remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Parent Guaranteed Obligations of the Parent Guarantor then due and owing, (ii) be binding upon the Parent Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

The Parent Guarantor will automatically and unconditionally be released from all obligations under its Parent Guarantee, and its Parent Guarantee will thereupon terminate and be discharged and of no further force of effect, (i) upon any merger or consolidation of such Parent Guarantor with the Issuer, (ii) upon legal or covenant defeasance of the Issuer’s obligations under, or satisfaction and discharge of, the Indenture, or (iii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other applicable Parent Guaranteed Obligations of the Parent Guarantor then due and owing.

Upon any such occurrence specified in the preceding paragraph, the Trustee shall execute upon request by the Issuer, any documents reasonably required in order to evidence such release, discharge and termination in respect of the Parent Guarantee. Neither the Issuer nor the Parent Guarantor shall be required to make a notation on the Notes to reflect the Parent Guarantee or any such release, termination or discharge.

Ranking of Notes and Parent Guarantee

The Notes are:

•	unsecured senior obligations of the Issuer;

•	equal in right of payment to any future senior Indebtedness of the Issuer;

•	senior in right of payment to any future Subordinated Indebtedness of the Issuer;

•	effectively subordinated in right of payment to any of the Issuer’s existing and future secured Indebtedness to the extent of the value of the collateral securing such Indebtedness;

•	structurally subordinated in right of payment to all Indebtedness of the Issuer’s Subsidiaries; and

•	guaranteed on a senior unsecured basis by the Parent Guarantor.

In May 2022, the subsidiary guarantees and all collateral securing our senior secured notes, including the original notes, were permanently released as a result of an Investment Grade Rating Event or Ratings Event as set forth in the applicable indentures. As a result, the Indebtedness evidenced by the Original Notes and the Exchange Notes will be unsecured and will rank equally with any other unsecured and unsubordinated indebtedness the Issuer may incur in the future. In addition, the Original Notes are not, and the Exchange Notes will not be, guaranteed by any of the Issuer’s Subsidiaries. The Issuer’s future secured Indebtedness and other future secured obligations will be effectively senior to the Notes to the extent of the value of the assets securing such other secured Indebtedness and other obligations.

The Issuer is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Issuer is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. Additionally, claims of such Subsidiaries’ creditors, including trade creditors and claims of preferred stockholders (if any) of such Subsidiaries, generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Issuer’s creditors, including Holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries. As of March 31, 2023, on an as adjusted to give effect to the Issuer’s offering of senior notes completed on May 4, 2023 and the use of proceeds therefrom, Subsidiaries of the Issuer had Indebtedness of $3.313 billion outstanding, all of which was secured.

The Indenture limits the Issuer’s ability and that of certain of our Subsidiaries under certain circumstances to secure Indebtedness by Mortgages on our Principal Properties and to enter into Sale and Lease-Back Transactions. In a liquidation or reorganization of any of our Subsidiaries, the right of Holders of the Notes to participate in any distribution is subject to the prior claims of creditors of that Subsidiary, except to the extent that we are a creditor.

The Parent Guarantee (as described above) is:

•	the unsecured obligation of the Parent Guarantor;

•	equal in right of payment to all of the Parent Guarantor’s existing and future indebtedness that is not subordinated in right of payment to its Parent Guarantee;

•	senior in right of payment to any future Subordinated Indebtedness of the Parent Guarantor;

•

effectively subordinated in right of payment to any of the Parent Guarantor’s future indebtedness that is secured by Liens on its assets to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated in right of payment to all Indebtedness of the Parent Guarantor’s Subsidiaries (other than the Issuer).

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “ —Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Prior to February 15, 2027 (1 month prior to their maturity date) for the 2027 Notes, January 15, 2029 (2 months prior to their maturity date) for the 2029 Notes, December 15, 2031 (3 months prior to their maturity date) for the 2032 Notes, September 15, 2041 (6 months prior to their maturity date) for the 2042 Notes and September 15, 2051 (6 months prior to their maturity date) for the 2052 Notes (each, the “Par Call Date”), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the applicable series of Notes to be redeemed matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (i) with respect to the 2027 Notes, 25 basis points, (ii) with respect to the 2029 Notes, 25 basis points, (iii) with respect to the 2032 Notes, 30 basis points, (iv) with respect to the 2042 Notes, 35 basis points and (v) with respect to the 2052 Notes, 35 basis points, less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, the Issuer may redeem the applicable Notes, in whole or in part, at any time and from time to time, at an applicable redemption price equal to 100% of the principal amount of each Note to be redeemed plus accrued and unpaid interest on the applicable series of Notes to be redeemed to, but not including, the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Selection and Notice of Redemption

If the Issuer is redeeming less than all of the Notes issued by it at any time, the Registrar and Paying Agent will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC.

If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering or other corporate transaction. Notes called for redemption will become due on the date fixed for redemption. Notices of redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, if less than all of the outstanding Notes of the relevant series are to be redeemed, the redemption date, the redemption price (or the method of calculating it) and each place that payment will be made upon presentation and surrender of such Notes to be redeemed.

Notes called for redemption become due on the date fixed for redemption. Unless the Issuer defaults in payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption on the redemption date.

Covenant Suspension

As a result of the upgrade of the subsidiary guarantees and all collateral securing our senior secured notes, including the original notes, being permanently released as a result of an Investment Grade Rating Event or Ratings Event as set forth in the applicable indentures, as of the date of this prospectus, the Issuer is not required to make an offer to repurchase the Notes upon a Change of Control.

For so long as (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture, the Issuer and the Subsidiaries will not be subject to the “ —Repurchase at the Option of Holders—Change of Control” covenant (the “Suspended Covenant”) for such series.

In the event that one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to either the Notes of a series or the “corporate family rating” (or comparable designation) for the Parent Guarantor and its Subsidiaries below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to either the Notes of such series or the “corporate family rating” (or comparable designation) for the Parent Guarantor and its Subsidiaries below an Investment Grade Rating, then the Suspended Covenant shall be reinstated and the Issuer and the Subsidiaries will thereafter again be subject to such Suspended Covenant under the Indenture for the Notes of such series with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

In the event of any such reinstatement for any series of Notes, no action taken or omitted to be taken by the Issuer or any of its Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

The Notes of each series will provide that, during any period in which the Suspended Covenant has been reinstated, if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes of such series as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes of such series pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of such series of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee and the Registrar, to each Holder of the Notes of such series for which a Change of Control Offer is required to the address of such Holder appearing in the security register with a copy to the Trustee and the Registrar or otherwise in accordance with the procedures of DTC, with the following information:

(a)

that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(b)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(c)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(d)

that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(e)

that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(f)

that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(g)

that Holders tendering less than all of their Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(h)	the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(a)	accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(b)	deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(c)

deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

Our existing senior secured credit facilities provide, and future credit agreements or other agreements relating to senior Indebtedness to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control Offer under the Indenture). If we experience a change of control that triggers a default under our senior secured credit facilities, we could seek a waiver of such default or seek to refinance our senior secured credit facilities. In the event we do not obtain such a waiver or refinance the senior secured credit facilities, such default could result in amounts outstanding under our senior secured credit facilities being declared due and payable and could cause a receivables facility to be wound down.

The Issuer’s ability to pay cash to the Holders of the Notes following the occurrence of a Change of Control may be limited by its then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the initial purchasers and us. After the expiration of the exchange offer, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes of each series then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes of any series as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes of such series.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Supplemental Indenture for each series of Notes.

Limitations on Mortgages

Nothing in the Indenture or in the Notes shall in any way restrict or prevent the Issuer, the Parent Guarantor or any Subsidiary from incurring any Indebtedness, provided, however, that the Indenture will provide that neither the Issuer nor any of its Subsidiaries will issue, assume or guarantee any indebtedness secured by Mortgages (other than certain permitted liens) upon any Principal Property, unless the Notes shall be secured equally and ratably with (or prior to) such Indebtedness. This restriction will not apply to:

(a)

Mortgages securing all or any part of the purchase price of property acquired or cost of construction of property or cost of additions, substantial repairs, alterations or improvements or property, if the Indebtedness and the related Mortgages are incurred within 18 months of the later of the acquisition or completion of construction and full operation or additions, repairs, alterations or improvements;

(b)

Mortgages existing on property at the time of its acquisition by the Issuer or a Subsidiary or on the property of a Person at the time of the acquisition of such Person by the Issuer or a Subsidiary (including acquisitions through merger or consolidation);

(c)	Mortgages to secure Indebtedness on which the interest payments to holders of the related indebtedness are excludable from gross income for federal income tax purposes under Section 103 of the Code;

(d)	Mortgages in favor of the Issuer or any Subsidiary;

(e)	Mortgages existing on the Issue Date of the Original Notes;

(f)

Mortgages in favor of a government or governmental entity that (i) secure Indebtedness which is guaranteed by the government or governmental entity, (ii) secure Indebtedness incurred to finance all or some of the purchase price or cost of construction of goods, products or facilities produced under contract or subcontract for the government or governmental entity, or (iii) secure Indebtedness incurred to finance all or some of the purchase price or cost of construction of the property subject to the Mortgage;

(g)

Mortgages incurred in connection with the borrowing of funds where such funds are used to repay within 120 days after entering into such Mortgage, Indebtedness in the same principal amount secured by other Mortgages on Principal Property with at least the same appraised fair market value; and

(h)

any extension, renewal, replacement, refunding or refinancing of any Mortgage referred to in clauses (a) through (g) above or this clause (h), provided the amount secured is not increased (except in an amount equal to accrued interest on the Indebtedness being extended, renewed, replaced or refinanced and fees and expenses (including tender, redemption, prepayment or repurchase premiums) incurred in connection therewith, and such extension, renewal or replacement Mortgage relates to the same property.

Limitations on Sale and Lease-Back Transactions

Neither the Issuer nor any Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property with another person (other than with the Issuer or a Subsidiary) unless either:

(a)	the Issuer or such Subsidiary could incur indebtedness secured by a mortgage on the property to be leased without equally and ratably securing the Notes; or

(b)

within 120 days, the Issuer applies the greater of the net proceeds of the sale of the leased property or the fair value of the leased property, net of all Notes delivered under the Indenture, to the voluntary retirement of our Funded Debt and/or the acquisition or construction of a Principal Property.

Exempted Transactions

Notwithstanding the foregoing provisions described above under “ —Limitations on Mortgages” and “ —Limitations on Sale and Lease-Back Transactions” if the aggregate outstanding principal amount of all Indebtedness of the Issuer and its Subsidiaries that is subject to and not otherwise permitted under these restrictions does not exceed 15% of the Consolidated Total Assets of the Issuer and its Subsidiaries, then:

(a)	the Issuer or any of its Subsidiaries may issue, assume or guarantee Indebtedness secured by Mortgages; and

(b)	the Issuer or any of its Subsidiaries may enter into any Sale and Lease-Back Transaction.

Events of Default

Under the Indenture, an “Event of Default” applicable to the Notes of any series means:

(a)	failure to pay the principal or any premium on the Notes of such series when due;

(b)	failure to pay any interest on the Notes of such series when due, and such default continues for a period of 30 days;

(c)	failure to deposit any sinking fund payment in respect of the Notes of such series when due;

(d)

failure to perform, or the breach of, any of our other applicable covenants or warranties in the Indenture, and such default continues for a period of 60 days after written notice by Holders of at least 25% in principal amount of the outstanding Notes of such series; (with a copy to the Trustee) specifying such default or breach and requiring it to be remedied;

(e)

the Issuer, pursuant to or within the meaning of any Bankruptcy Law: (i) commences proceedings to be adjudicated bankrupt or insolvent; (ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law; (iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due;

(f)

a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Issuer in a proceeding in which the Issuer is to be adjudicated bankrupt or insolvent; appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or for all or substantially all of the property of the issuer; or orders the liquidation of the Issuer; and the order or decree remains unstayed and in effect for 60 consecutive days; or

(g)

the Parent Guarantee shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of the Parent Guarantor denies that it has any further liability under its Parent Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of such Parent Guarantee in accordance with the Indenture.

No Event of Default with respect to any particular series of the Notes necessarily constitutes an Event of Default with respect to the outstanding Notes of any other series. The Indenture provides that, within 90 days after the occurrence of any default with respect to the Notes of any series known to the Trustee, the Trustee will mail to all holders of the Notes of that series notice of that default. Except in the case of a default relating to the payment of principal, premium, if any, or interest on the Notes of any series, the Trustee may withhold from the holders notice of any continuing default if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the Notes. The Trustee shall not be deemed to know of any Default or Event of Default unless a responsible officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee at the corporate trust office of the trustee.

If any Event of Default (except for events in bankruptcy, insolvency or reorganization) with respect to the Notes of any series occurs and is continuing, either the Trustee or the Holders of each applicable series of Notes of at least 25% in aggregate principal amount of the outstanding Notes of such series may declare the principal amount of all the Notes of such series to be due and payable immediately. The Holders may, under certain circumstances, rescind and annul this acceleration prior to obtaining a judgment or decree. In the case of an Event of Default arising from bankruptcy, insolvency or reorganization, all outstanding Notes of the relevant series shall be due and payable immediately.

Other than the duties of the Trustee during a default to act with the required standard of care, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless the Holders shall have offered to the Trustee indemnity reasonably satisfactory to it. Subject to these indemnification provisions, the Holders of a majority in aggregate principal amount of the outstanding Notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to such Notes. We will furnish the Trustee annually with a statement as to our performance of certain obligations under the Indenture and as to any default in our performance.

No Holder of a series of the Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to such series of the Notes;

•

the Holders of not less than 25% in principal amount of the total outstanding Notes of such series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

•	Holders have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense incurred in compliance with such request;

•	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

•	Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Notwithstanding any other provision of the Indenture, the right of any holder of Notes to receive payment of principal, premium, if any, and interest on the Notes, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Modification and Waiver

Without Holder Consent

Without the consent of any Holders of any series of Notes, the Issuer, the Parent Guarantor and the Trustee may amend or supplement the Indenture, or the applicable series of Notes for any of the following purposes:

(a)	to evidence the succession of another corporation to the Issuer and the assumption by such successor of the covenants of the Issuer in compliance with the requirements set forth in the Indenture;

(b)

to add to the covenants for the benefit of the Holders of such series, to make any change that does not materially and adversely affect legal rights of any Holder of such series or to surrender any right or power herein conferred upon the Issuer;

(c)	to add any additional Events of Default;

(d)

to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no outstanding Notes of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(e)	to secure the Notes;

(f)

to supplement any of the provisions of the Indenture to such extent necessary to permit or facilitate the defeasance and discharge of a series of Notes, provided that any such action does not adversely affect the interests of the Holders of such Notes in any material respect;

(g)

to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of the Indenture necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

(h)	to cure any ambiguity or to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision;

(i)

to change any place or places where the principal of and premium, if any, and interest, if any, on the applicable series of Notes shall be payable, the applicable series of Notes may be surrendered for registration or transfer, the applicable series of Notes may be surrendered for exchange, and notices and demands to or upon the Issuer may be served;

(j)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(k)

to conform the text of the Indenture or the Notes to any provision of the section regarding this Description of the Notes to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture or the Notes; or

(l)

to make any amendment to the provisions of the Indenture relating to the transfer and legending of the Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer the Notes.

With Holder Consent

For any series of Notes, the Issuer, the Parent Guarantor and the Trustee may modify and amend the Indenture, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes of such series; however, we must have the consent of the Holder of each outstanding Note of such series affected to:

(a)

change the stated maturity of the principal of, or installment of interest, if any, on, such Notes, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof;

(b)

change the currency in which the principal of (and premium, if any) or interest on such Notes are denominated or payable, or reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

(c)

adversely affect the right of repayment or repurchase, if any, at the option of the Holder after such obligation arises, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

(d)

reduce the percentage of Holders of such series whose consent is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults;

(e)

modify the provisions that require Holder consent to modify or amend the Indenture or that permit Holders of such series to waive compliance with certain provisions of the Indenture or certain defaults;

(f)	except as expressly provided in the Indenture, modify the Parent Guarantee of such series in any manner adverse to the Holders of such series of Notes; or

(g)	make any change to or modify the ranking of such Notes that would adversely affect the Holders.

The Holders of a majority in aggregate principal amount of the outstanding Notes of a series may, on behalf of all Holders of such Notes, waive any past default under the Indenture with respect to Notes of such series. However, such Holders may not waive a past default in the payment of principal, premium or interest, or any sinking fund installment with respect to such Notes, or waive a covenant or provision that cannot be modified or amended, without the consent of the Holders of each such outstanding Note affected.

Consolidation, Merger, Sale or Lease of Assets

The Issuer may consolidate with or merge into, or transfer or lease all or substantially all of its assets to another Person (whether or not the Issuer is the surviving corporation) without the consent of the Holders of any series of Notes under the Indenture if:

•	the successor entity assumes the Issuer’s obligations on the Notes and under the Indenture, as if such successor were an original party to the Indenture;

•	after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing;

•

if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Issuer would become subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted by the Indenture, the Issuer or such successor corporation or Person, as the case may be, shall take such steps as shall be necessary effectively to secure all such Notes equally and ratably with (or prior to) all indebtedness secured thereby;

•

the Parent Guarantor, unless it is the party with which the Issuer has entered into the transactions described above, shall have by supplemental indenture confirmed that its Parent Guarantee shall apply to such Person’s obligations under the Indenture and the applicable series of Notes; and

•

the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Defeasance and Covenant Defeasance

The Issuer may, at its option at any time, elect to have all of its obligations discharged with respect to the Notes of any series and the Indenture as to such Notes have the Parent Guarantor’s obligations discharged with respect to the Parent Guarantee of the Notes of such series (“Legal Defeasance”) or to have its obligations in respect of the restrictive covenants and related Defaults for such series to be released, (“Covenant Defeasance”), in each case by depositing with the Trustee money or U.S. government obligations that are sufficient to pay principal, premium and interest on the Notes of such series through the maturity date for such Notes or any redemption date therefor, satisfying certain other conditions specified in the Indenture and delivering to the Trustee an Officer’s Certificate and Opinion of Counsel with respect to the satisfaction of such conditions. In the case of Legal Defeasance or Covenant Defeasance, the Issuer shall deliver to the Trustee an Opinion of Counsel stating that the beneficial owners of the relevant Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance or Covenant Defeasance, which Opinion of Counsel, in the case of Legal Defeasance, must be based upon either a ruling from the Internal Revenue Service or a change in applicable U.S. federal income tax law since the Issue Date of the Original Notes.

If the Issuer effects Covenant Defeasance with respect to the Notes of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the Trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the Notes of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the Notes of that series at the time of the acceleration resulting from such event of default. However, the Issuer would remain liable to make payment of such amounts due at the time of acceleration. The Issuer may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

Satisfaction and Discharge

The Indenture shall be discharged and shall cease to be of further effect as to any series of Notes, when either:

(a)

all Notes of such series theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b)

(A) all Notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or Parent Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of such Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B) the Issuer has paid or caused to be paid all sums payable by it under the Indenture in respect of such Notes; and

(C) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such Notes at the relevant maturity or redemption date, as the case may be.

In addition, in the case of clause (b) above, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding anything to the contrary in the Indenture, upon any defeasance or discharge involving a redemption of Notes of any series to occur on or prior to the Par Call Date for such series, the amount deposited shall be sufficient to the extent equal to the redemption price calculated for the date of deposit with any deficit in such redemption price calculated for the date of redemption required to be deposited with the Trustee on or prior to the date of redemption, and any excess in such redemption price to be returned to the Issuer on such redemption date.

Denominations, Registration and Transfer

The Issuer issued the Original Notes and will issue the Exchange Notes in registered, global form and in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof (collectively, the “Global Notes”). We have appointed Deutsche Bank Trust Company Americas as security registrar.

The Issuer has appointed The Depository Trust Company (“DTC”) to act as depositary with respect to the Notes. Beneficial owners of interests in the Notes generally will not receive certificates representing their ownership interests in the Notes. However, if:

•

the Issuer delivers to the Trustee notice from DTC that DTC is unwilling or unable to continue to act as depositary for the Notes or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Issuer within 120 days after the date of such notice from DTC,

•	the Issuer, in its sole discretion, determines not to have the Notes represented by one or more global Notes, or

•

a Default or an Event of Default has occurred and is continuing with respect to the Notes and DTC has notified the Issuer and the Trustee of its desire to exchange the global Notes for Notes in definitive certificate form, then the Issuer will prepare and deliver certificates for the Notes in exchange for beneficial interests in the global Notes. Any beneficial interest in a global Note that is exchangeable under the circumstances described in the first two bullets of the preceding sentence will be exchangeable for Notes in definitive certificated form registered in the names and in the authorized denominations that DTC shall direct. It is expected that these directions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global Notes. See “Depositary Procedures.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream, Luxembourg), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream, Luxembourg) that are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we, the Trustee, the Registrar, the Paying Agent and the Transfer Agent (together with the Registrar and the Paying Agent, the “Agents”) will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee, the Agents nor any agent of ours or theirs has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility or the responsibility of DTC or either trustee. Neither we, the Trustee nor the Agents will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and we, the Trustee and the Agents may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of our or its agents will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

•

We deliver notice to the Trustee from DTC that it is unwilling or unable to continue as depositary for the Global Notes or that it is no longer a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 120 days after notice from DTC;

•	We in our sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Certificated Notes and deliver a written notice to such effect to the Trustee; or

•	There has occurred and is continuing a Default or Event of Default with respect to the Notes, and DTC has notified us and the Trustee of its desire to exchange the Global Notes for Certificated Notes.

In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer or evidencing a Note that has been acquired by an affiliate in a transaction or chain of transactions not involving any public offering must, until one year after the last date on which either Issuer or any affiliate of Issuer was an owner of the Note, be in the form of a Certificated Note and bear an appropriate restrictive legend.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any applicable restrictive legend.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Registrar a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Certificated Notes.

Same Day Settlement and Payment

Payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Payments of principal, interest and premium, if any, with respect to Certificated Notes will be made by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time-zone differences, credits of interests in the Global Notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such Global Notes settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the Global Notes by or through a Clearstream, Luxembourg participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Notices

Notices to Holders will be mailed to the addresses of the Holders listed in the security register.

Governing Law

We will construe the Indenture and the Notes in accordance with the laws of the State of New York.

Concerning the Trustee

The Trustee and its affiliates have normal business relationships with us.

Certain Definitions

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled By” and “Under Common Control With”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Entity” means any Person which (i) does not transact any substantial portion of its business or regularly maintain any substantial portion of its operating assets within the continental limits of the United States of America, (ii) is principally engaged in the business of financing (including, without limitation, the purchase, holding, sale or discounting of or lending upon any notes, contracts, leases or other forms of obligations) the sale or lease of merchandise, equipment or services (1) by the Issuer, (2) by a Subsidiary (whether such sales or leases have been made before or after the date which such Person became a Subsidiary), (3) by another Affiliated Entity or (4) by any Person prior to the time which substantially all its assets have heretofore been or shall hereafter have been acquired by the Issuer, (iii) is principally engaged in the business of owning, leasing, dealing in or developing real property, (iv) is principally engaged in the holding of stock in, and/or the financing of operations of, an Affiliated Entity, or (v) is principally engaged in the business of (1) offering health benefit products or (2) insuring against professional and general liability risks of the Issuer.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Base Indenture” means the indenture, dated as of August 1, 2011, as amended from time to time, among the Issuer, HCA Healthcare, Inc., Delaware Trust Company (as successor to Law Debenture Trust Company of New York), as trustee, and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

1.	in the case of a corporation, corporate stock;

2.	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3.	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

4.	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following:

1.

the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

2.

the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Total Assets” means, with respect to any Person, the total amount of assets (less applicable reserves and other properly deductible items) as set forth on the most recent consolidated balance sheet of the Issuer and computed in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

1.	to purchase any such primary obligation or any property constituting direct or indirect security therefore,

2.	to advance or supply funds

(a)	for the purchase or payment of any such Primary Obligation, or

(b)	to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, or

3.

to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation against loss in respect thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Event of Default” has the meaning set forth under the section “ — Events of Default.”

“Finance Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Frist Entities” means Dr. Thomas F. Frist, Jr., any Person controlled by Dr. Frist and any charitable organization selected by Dr. Frist that holds Equity Interests of the Issuer on November 17, 2006.

“Funded Debt” means any Indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed that would, in accordance with generally accepted accounting principles, be classified as long-term debt, but in any event including all Indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

“GAAP” means generally accepted accounting principles in the United States which were in effect on November 17, 2006.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“HCA Healthcare” means HCA Healthcare, Inc.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

1.	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)

representing the balance deferred and unpaid of the purchase price of any property (including Finance Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d)	representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

2.

to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

3.

to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Investors” means Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. L.P. and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means March 9, 2022.

“Legal Defeasance” has the meaning set forth in section “— Defeasance and Covenant Defeasance.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages” means mortgages, liens, pledges or other encumbrances.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, as applicable, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Holders” means each of the Investors, the Frist Entities, members of management of the Issuer (or its direct or indirect parent), and each of their respective Affiliates or successors, that are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Frist Entities, members of management and assignees of the equity commitments of the Investors, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means each acute care hospital providing general medical and surgical services (excluding equipment, personal property and hospitals that primarily provide specialty medical services, such as psychiatric and obstetrical and gynecological services) owned solely by the Issuer and/or one or more of its Subsidiaries and located in the United States of America.

“Rating Agencies” means Moody’s and S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registration Rights Agreement” means the Registration Rights Agreement related to the Notes, dated as of the Issue Date of the Original Notes, among the Issuer, the Parent Guarantor, the subsidiary guarantors named therein, and the initial purchasers.

“S&P” means Standard & Poor’s Ratings Services and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Subsidiaries for a period of more than three years of any Principal Property, which property has been or is to be sold or transferred by the Issuer or such Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Subordinated Indebtedness” means, with respect to the Notes,

1.	any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

1.	any Indebtedness of the Parent Guarantor which is by its terms subordinated in right of payment to the Parent Guarantee.

“Subsidiary” means, with respect to any Person:

1.

any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

2.

any partnership, joint venture, limited liability company or similar entity of which more than 50% of the equity ownership, whether in the form of membership, general, special or limited partnership interests or otherwise, is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time;

provided, however, that for purposes of “Certain Covenants—Limitations on Sale and Lease-Back Transactions” and “Certain Covenants—Exempted Transactions,” any Person that is an Affiliated Entity shall not be considered a Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences relating to the exchange of original notes for exchange notes pursuant to the exchange offer and to the ownership and disposition of the exchange notes acquired pursuant to the exchange offer that may be relevant to a beneficial owner. The discussion of the exchange notes in this summary is addressed only to holders of original notes that exchange their original notes for exchange notes pursuant to the exchange offer. Unless otherwise stated, this summary is addressed only to holders that hold their notes as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

As used herein, a “U.S. holder” means a beneficial owner of notes of any series offered hereby that is for United States federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, and except as modified for estate tax purposes, the term “non-U.S. holder” means a beneficial owner of notes of any series offered hereby (other than an entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

If any entity classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such an entity);

•	a U.S. holder that holds notes through a non-U.S. broker or other non-U.S. intermediary;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based on the Code, United States Treasury regulations, administrative pronouncements and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the United States federal income tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address any consequences arising under state, local or non-United States tax laws or the Medicare tax on net investment income or special timing rules prescribed under section 451(b) of the Code. It is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of notes. Holders should consult their tax advisors as to the particular tax consequences to them of the exchange offer and of holding and disposing of the exchange notes.

Participation in the Exchange Offer

An exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. Your initial tax basis in the exchange notes will equal your tax basis in the original notes, and your holding period for the exchange notes will include your holding period for the original notes.

Certain Tax Consequences to U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to U.S. holders of the exchange notes received in the exchange offer.

Stated Interest. Stated interest on the exchange notes generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued, depending on the holder’s regular method of accounting for United States federal income tax purposes.

The original notes were issued without OID for U.S. federal income tax purposes. Since an exchange of original notes for exchange notes is not a taxable event for U.S. federal income tax purposes, the adjusted issue price of the exchange notes will equal the adjusted issue price of the original notes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Exchange Notes. Upon the sale, exchange, retirement, redemption, or other taxable disposition of an exchange note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange, retirement, redemption or other disposition (less an amount equal to any accrued and unpaid stated interest, which will be treated in the manner described above) and the adjusted tax basis of the exchange note. Subject to the discussion of market discount below, any such gain or loss will be capital gain or loss. Capital gains of noncorporate holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Premium. If a U.S. holder’s initial tax basis in an exchange note (as determined above) is greater than the principal amount of the exchange note, the U.S. holder will be considered to have acquired the exchange note at a premium. A U.S. holder generally may elect to amortize the premium over the remaining term of the exchange note on a constant yield method as an offset to interest when includible in income under a U.S. holder’s regular method of accounting. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Market Discount. If a U.S. holder’s initial tax basis in an exchange note (as determined above) is less than the principal amount of the exchange note (subject to a de minimis exception), the U.S. holder will be considered to have acquired the exchange note at a market discount. In such case, gain realized by the U.S. holder on the sale, redemption, retirement or other taxable disposition of the exchange note generally will be treated as ordinary income to the extent of any accrued market discount on the exchange note at the time of the disposition. In general terms, market discount on an exchange note will be treated as accruing ratably over the term of the exchange note, or, at the election of the holder, under a constant-yield method. A U.S. holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a disposition of an exchange note as ordinary income. If a U.S. holder made this election with respect to original notes, the election should continue to apply to exchange notes.

Certain Tax Consequences to Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to non-U.S. holders of the exchange notes received in the exchange offer.

United States Federal Withholding Tax. Subject to the discussion of backup withholding and “FATCA” below, United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the exchange notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own stock possessing 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	you are not a bank whose receipt of interest on the exchange notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an applicable IRS Form W-8 and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your exchange notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or W-8BEN-E, as appropriate (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying interest paid on the exchange notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you recognize on the sale, exchange, retirement, redemption or other disposition of an exchange note.

United States Federal Income Tax. If you are engaged in a trade or business in the United States and interest on the exchange notes is effectively connected with the conduct of that trade or business, then you will be subject to United States federal income tax on that interest on a net income basis in generally the same manner as if you were a United States person as defined under the Code unless an applicable income tax treaty provides otherwise. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments. If interest received with respect to the exchange notes is effectively connected income, the 30% withholding tax described above will not apply, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied.

Subject to the discussion of backup withholding below, any gain recognized on the disposition of an exchange note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States, in which case you generally will be taxed in the same manner as discussed above with respect to effectively connected interest; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case you will be subject to a flat 30% United States federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain United States source losses.

United States Federal Estate Tax. If you are an individual who is neither a citizen nor a resident of the United States (as specifically defined for estate tax purposes), your estate will not be subject to United States federal estate tax on exchange notes beneficially owned by you (or treated as so owned) at the time of your death, provided that any interest payment to you on the exchange notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders. In general, information reporting requirements will apply to payments of interest on the exchange notes and the proceeds of the sale or other disposition (including a retirement or redemption) of an exchange note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding or if you are subject to backup withholding because you previously failed to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Information reporting generally will apply to the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside or are established under the provisions of an applicable income tax treaty or agreement.

In general, you will not be subject to backup withholding with respect to payments of interest on the exchange notes that we make to you provided that the applicable withholding agent has received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Certain Tax Consequences to Non-U.S. Holders—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of exchange notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the applicable withholding agent under penalties of perjury that you are a non-U.S. holder, or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest paid on the exchange notes to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Certain Tax Consequences to Non-U.S. Holders—United States Federal Withholding Tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the exchange notes.

PLAN OF DISTRIBUTION

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe exchange notes issued under the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of original notes that is an affiliate of ours or that intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its original notes in the exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (including the expenses of up to one counsel for the holders of the original notes and the exchange notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes and the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Notwithstanding the foregoing, we may suspend the use of this prospectus by broker-dealers under specified circumstances as provided in the Registration Rights Agreement or otherwise as required by applicable law.

We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

VALIDITY OF THE EXCHANGE NOTES

The validity of the exchange notes offered hereby will be passed upon by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

The consolidated financial statements of HCA Healthcare, Inc. appearing in HCA Healthcare, Inc.’s Current Report (Form 8-K) filed on May 26, 2023, and the effectiveness of HCA Healthcare, Inc.’s internal control over financial reporting as of December 31, 2022 included in HCA Healthcare, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Offer to Exchange

$6,000,000,000 aggregate principal amount of Senior Notes Consisting of:		$6,000,000,000 aggregate principal amount of Senior Notes Consisting of:

$1,000,000,000 3 1/8% Senior Notes due 2027	for	$1,000,000,000 3 1/8% Senior Notes due 2027
$500,000,000 3 3/8% Senior Notes due 2029	for	$500,000,000 3 3/8% Senior Notes due 2029
$2,000,000,000 3 5/8% Senior Notes due 2032	for	$2,000,000,000 3 5/8% Senior Notes due 2032
$500,000,000 4 3/8% Senior Notes due 2042	for	$500,000,000 4 3/8% Senior Notes due 2042
$2,000,000,000 4 5/8% Senior Notes due 2052	for	$2,000,000,000 4 5/8% Senior Notes due 2052

that have been registered under the Securities Act

PROSPECTUS

June 13, 2023